DEPARTMENT OF HEALTH & HUMAN SERVICES	Public Health Service
Food and Drug Administration
10903 New Hampshire Avenue
Silver Spring, MD 20993-0002

October 31, 2013
Glen Stiegman, M.S. Vice President, Clinical and Regulatory Affairs
Musculoskeletal Clinical Regulatory Affairs, LLC
1331 H Street, NW
Washington DC 20005

Re:     PMA P100006
BioMimetic Therapeutics’ Augment™ Bone Graft
Internal Agency Supervisory Review of Not Approvable Determination
Dear Mr. Stiegman:
I have completed the review of your request for internal agency supervisory review, on behalf of your client, BioMimetic Therapeutics (“BioMimetic” or “the Company”), under Title 21 of the Code of Federal Regulations (CFR) § 10.75, of the not approvable determination, issued by letter dated August 6, 2013, for BioMimetic’s premarket approval application (PMA) P100006 for Augment™ Bone Graft (“Augment”). This letter reflects the decision on your request on behalf of the Office of the Center Director, Center for Devices and Radiological Health (CDRH) of the Food and Drug Administration (FDA).
The PMA (P100006) for Augment was filed for review on May 07, 2010. The Orthopedic and Rehabilitation Devices Panel reviewed your PMA at a May 12, 2011 panel meeting (“Panel Meeting”). On December 20, 2011, a not approvable letter for Augment was issued, signed by Christy Foreman, Director, Office of Device Evaluation (ODE), CDRH. The Company submitted a response to the not approvable letter in the form of a PMA amendment, dated June 28, 2012, and received July 2, 2012. A second not approvable letter for Augment was issued on August 6, 2013, again signed by Christy Foreman, Director, ODE, CDRH.
You submitted a letter, dated September 5, 2013, on behalf of BioMimetic, requesting internal agency supervisory review of the August 6, 2013 not approvable determination for Augment (“appeal letter”). In the appeal letter, you request: (1) a convening of the Medical Devices Dispute Resolution Panel (“Dispute Resolution Panel”) to obtain an assessment from independent clinical experts on the scientific and clinical matters in dispute; and (2) withdrawal of the not approvable letter and the issuance of an approvable letter identifying any minor outstanding issues that need to be addressed for FDA to approve Augment.
Specifically, you state in the appeal letter that BioMimetic requests the Dispute Resolution Panel be convened based on the following concerns:

P100006
BioMimetic Therapeutics’ Augment™ Bone Graft
Internal Agency Supervisory Review of Not Approvable Decision

1.
The Agency’s assertion that some or all of the patient population in the clinical trial did not require autograft is not scientifically or clinically justified and demonstrates a lack of understanding of the patient population requiring ankle fusion and the use of bone graft in those procedures.

2.	The Agency’s determination of “major” protocol violations was performed with definitions inconsistent with Good Clinical Practices and FDA precedent.

3.	FDA’s misinterpretation of the data and/or other information provided in the PMA and the amendments to it resulted in erroneous scientific conclusions by the review team.

4.
The data presented in the PMA provide reasonable assurance of safety and effectiveness of Augment™ Bone Graft when used as alternative to autograft in ankle and hindfoot fusion, and the benefits of the product outweigh the risks and thus, FDA should approve the device based on that data.[1]

In addition, you contend that there was selective and inaccurate presentation of data at the Panel Meeting.
On October 4, 2013, CDRH and the Company met to discuss the appeal and on October 9, 2013, you provided follow-up correspondence (appeal letter, October 4, 2013 appeal meeting, and October 9, 2013 follow-up correspondence, referred to collectively as “appeal information”).
As the next level supervisor, I have reviewed ODE’s decision to determine whether the not approvable decision should be overturned. After reviewing the appeal information, the transcript of the Panel Meeting, as well as all applicable legal requirements and FDA's guidances and practices, I have determined that CDRH would benefit from additional scientific perspective and have decided to convene a meeting of the Dispute Resolution Panel to consider the scientific issues in dispute before making a decision on the appeal request to withdrawal the not approvable letter and issue an approvable letter for the PMA.
Please contact Dr. David S. Buckles, CDRH Ombudsman, at 301-796-5447 for further information on the Dispute Resolution Panel process. You may also refer to the FDA guidance, entitled “Center for Devices and Radiological Health Appeals Processes,” issued on May 17, 2013 for more information.2 Any submission of new information to be included in your PMA file will be considered either an unsolicited major amendment or a minor amendment, depending on the content of the information, and may delay the Dispute Resolution Panel meeting in order for FDA to have adequate time to review the new information. The Dispute Resolution Panel meeting will be conducted in accordance with all applicable statutory and regulatory requirements and consistent with FDA's guidances and practices.

1 Appeal Letter, at page 5.
2 Available at http://www.fda.gov/MedicalDevices/DeviceRegulationandGuidance/GuidanceDocuments/ucm284651.htm.

P100006
BioMimetic Therapeutics’ Augment™ Bone Graft
Internal Agency Supervisory Review of Not Approvable Decision

In summary, I have decided to convene a meeting of the Dispute Resolution Panel to consider the scientific issues in dispute before making a decision on your request to withdrawal the not approvable letter and issue an approvable letter for the Augment PMA. If you have any questions regarding this letter, please contact Dr. David S. Buckles, CDRH Ombudsman, at 301-796-5447.

Sincerely yours,

William H. Maisel - S

William H. Maisel, MD, MPH
Deputy Director for Science
Office of the Center Director Center for Devices and
Radiological Health

cc: Russ Pagano, Ph.D., VP, Clinical and Regulatory Affairs, BioMimetic Therapeutics